SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the "Agreement") is entered into as of the 31 day of July 2012, by and between, Nian Wu ("Wu") and Biozone Pharmaceuticals, Inc. (the "Company"), on its own behalf and on behalf of its successors and assigns, and any parents, subsidiaries, officers, directors, employees, agents, attorneys and affiliates of the Company (collectively referred to herein as the "Company").

WHEREAS, on or about June 30, 2012, the Company entered into purchase agreements (the "Purchase Agreements") with the equity holders (including Wu) of Biozone Laboratories, Inc., Equalan Pharmaceuticals, LLC, Equachem LLC and BetaZone LLC (collectively, the "Biozone Lab Entities") pursuant to which the Company purchased the outstanding equity interests of the Biozone Lab Entities (except that the Company only purchased 45% of Betazone LLC) in consideration for the issuance of shares of its Common Stock;

WHEREAS, pursuant to the terms of the Purchase Agreements the Company issued Wu 6,650,000 shares (the "Wu Shares") evidenced by Certificate No. 1084 of the Company's common stock, par value $0.001 per share (the "Common Stock");

WHEREAS, the Company is the assignee of certain patents and technology described in that certain Invention Acknowledgment and Assignment Agreement dated as of June 21, 2011 (as appears on Exhibit A thereto)(the "Assigned Technology") and licensee under that certain License Agreement dated as of February 12, 2012 (the "License Agreement") by and between the Company and Wu;

WHEREAS, the Company and Wu have mutually agreed to terminate the License Agreement and to permit Wu the use of the Assigned Technology, on a non-exclusive basis, invented in whole or in part by Wu, if such use is required to develop or commercialize any invention under the terminated License Agreement; and

WHEREAS, Wu has agreed to return 100% of the Wu Shares to the Company for cancellation in exchange for the agreements herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. Effective Date of Termination. Wu and the Company each acknowledge that, as of the date of this Agreement, any agreement or understanding providing for any consulting, advisory, research, service or similar relationship between the Company and Wu, whether written or oral, is hereby terminated and deemed null and void and of no further force or effect. Wu understands and agrees that, as of the date hereof, he is no longer authorized to provide any services related to or on behalf of the Company or the business of the Company or to hold himself out as an agent, representative of the Company. Wu understands and agrees that he is not authorized to incur any expenses, obligations, or liabilities in connection with the Company.

2. Termination of License Agreement. The Company and Wu mutually agree to terminate the License Agreement in its entirety and that such License Agreement, after the date hereof, will be of no further force or effect and neither the Company nor Wu shall have any further obligations to the other under the License Agreement after the date hereof. The Company hereby agrees and confirms that, upon termination of the License Agreement, the Company will have no rights to patents applications pending as set forth in the License Agreement including and not limited to the "Sugar Lipid Technology" (patent application 61-440488 entitled "Polymer-Carbohydrate-Lipid Conjugates" filed with United States Patent and Trademark Office on February 8, 2011 and "Polymer-Carbohydrate-Lipid Conjugates filed with the United States Patent and Trademark Office on January 20, 2012). The parties acknowledge that a License Agreement provided for an ancillary commercialization agreement with Opko Health, Inc. ("Opko") which was memorialized in the form of a Distribution Agreement by and between the Company and Opko dated as of February 24, 2012 (the "Opko Agreement") and that the Opko Agreement and any arrangements between the Company and Opko governed thereby are of no further force or effect after the date hereof, as a result of the termination of the License Agreement, and that Opko and the Company have been released from all further obligations or liabilities. As a result of the termination of the License Agreement, the Company has closed its laboratory located at 305 College Road East, Princeton, NJ 08540 and Wu will assume ownership of equipment excluding those listed in Exhibit C at no additional cost. After the date hereof Wu acknowledges that he has been paid all payments and other amounts due to him and that he is not entitled to any other payments or benefits of any kind. The Company makes no representations or warranties concerning the License, the applications or any patents.In order to permit Wu to develop any inventions under the License Agreement, the Company agrees to grant to Wu a non-exclusive worldwide license to any and all Assigned Technology, including any improvements thereon developed through the date of this Agreement.

In connection with the foregoing, Wu will make his best effort to assume ownership of the lease for the laboratory located at 305 College Road East, Princeton, NJ 08540 starting about fifteen days from the execution of this agreement, which will be further described in a Sublease Agreement, but which shall not be a condition to the effectiveness of this Agreement.

3. Cancellation of Wu Shares. Wu hereby cancels, waives, relinquishes and disclaims in all respects any and all rights to the Wu Shares and to return the certificate or certificates evidencing 100% of the Wu Shares, with a duly endorsed and Medallion guaranteed stock powers, to the Company for cancellation simultaneously with the execution of this Agreement. Wu hereby acknowledges and agrees that to the extent he owns or claims any right to the receipt of any additional shares of the Company's common stock, notes, options, warrants or other securities of the Company, such rights and all such claims are hereby terminated and Wu waives any and all such claims. Wu hereby appoints the Secretary of the Company as attorney in fact will full power and authority on behalf of Wu to cancel the Wu Shares on the stock records of the Company and to instruct the transfer agent for the Company to do so. Wu agrees to indemnify and hold harmless the Company and the Company's transfer agent for any and all claims to the Wu Shares by any transferee or assignee, creditor, spouse or other party claiming a right thereto. Wu and the Company hereby acknowledge that Wu does not currently have physical possession of the certificate(s) evidencing the Wu Shares and that such Wu Shares are in the possession of the Company pursuant to an escrow arrangement as to which Wu has agreed. Wu further releases the Company, its transfer agents and any escrow agents from any and all damages, claims, liabilities or actions related to the Wu Shares, and the issuance or escrow thereof.

4. Wu's Representations Regarding the Wu Shares. Wu hereby acknowledges and represents to the Company and each of its shareholders (who shall be deemed third-party beneficiaries hereof) that (i) he has good title to and is the sole record and beneficial owner of, the Wu Shares; (ii) the Wu Shares are free and clear of any and all encumbrances; (iii) he is not a party to any stockholder or other agreements with respect to the transfer of the Wu Shares; (iv) he has agreed to surrender the Wu Shares to the Company for cancellation in connection herewith, (v) the surrender and cancellation of the Wu Shares represents 100% of the shares or rights Wu and any of his affiliates have to any Company equity, warrants, options or rights. Except as set forth on Schedule 1 the Company is not indebted to Wu for any amount.

5. Release. Wu irrevocably and unconditionally releases the Company, its predecessors, parents, subsidiaries, affiliates, and past, present and future officers, directors, agents, consultants, employees, representatives, and insurers, as applicable, together with all successors and assigns of any of the foregoing (collectively, the "Releasees"), of and from all claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that Wu or his affiliates, predecessors, legal representatives, successors or assigns, ever had, now has, or hereafter can, shall, or may have, against the Releasees, as set forth above, jointly or severally, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through, and including, the date of this Agreement ("Claims").

The Company irrevocably and unconditionally releases Wu, his affiliates, predecessors, legal representatives, successors or assigns, and past, present and future agents, consultants, employees, representatives, and insurers, as applicable, together with all successors and assigns of any of the foregoing (collectively, the "Company Releasees"), of and from all claims,

demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that Company or its predecessors, legal representatives, successors or assigns, ever had, now has, or hereafter can, shall, or may have, against the Company Releasees, jointly or severally, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through, and including, the date of this Agreement ("Company Claims").

6. Confidentiality. The Company and Wu agree that the parties will not disclose, directly or indirectly, the underlying facts that led up to this Agreement or the terms or existence of this Agreement. Either party represents that except as required by law, will not, in any way, publicize the terms of this Agreement and agrees that its terms are confidential and will not be disclosed by the parties except discussing the terms of this Agreement with representative, attorneys, financial advisors, accountants, successors, assigns, and members of his immediate family, or as required by law. The parties understand and agree that should any party violate this provision of the Agreement, that monetary relief shall be inadequate and that the parties shall be entitled to seek injunctive relief.

7. Non-disparagement. Wu represents and agrees that he shall refrain from making any written or oral statements to any person or entity with whom the Company or Wu has had or may have a business or social relationship which may reasonably be expected to impugn or degrade the character, integrity, ethics or business practices of the Company, their affiliates, employees, directors, officers, agents, representatives or clients, or which may reasonably be expected to damage the business, image or reputation of the Company or its affiliates, employees, directors, officers, agents, representatives, or clients.

8. The Company represents and agrees that it shall refrain from making any written or oral statements to any person or entity with whom the Company or Wu has had or may have a business or social relationship which may reasonably be expected to impugn or degrade the character, integrity, or ethics of Wu, his affiliates, agents, representatives or which may reasonably be expected to damage his business, image or reputation of Wu or its affiliates, agents, representatives, or clients.

9. Applicable Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles. Any dispute regarding this Agreement or related to Wu's engagement with the Company shall be resolved in the federal or state Courts located in New York, NY.

10. Assignment. Wu and/or the Company has not assigned or transferred any claim that is releasing, nor has either party purported to do so. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. This Agreement binds Wu's and the Company's heirs, administrators, representatives, executors, successors, and assigns, and will insure to the benefit of all Releasees and their respective heirs, administrators, representatives, executors, successors, and assigns.

11. Binding Effect. THE PARTIES UNDERSTAND THAT FOR ALL PURPOSES THIS AGREEMENT WILL BE FINAL, EFFECTIVE, BINDING, AND IRREVOCABLE IMMEDIATELY UPON ITS EXECUTION.

12. Acknowledgement. Wu acknowledges that he: (a) has carefully read this Agreement in its entirety; (b) has been advised to consult and has been provided with an opportunity to consult with legal counsel of his choosing in connection with this Agreement; (c) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with his independent legal counsel or has been provided with a reasonable opportunity to do so; (d) has had answered to his satisfaction any questions asked with regard to the meaning and significance of any of the provisions of this Agreement; and (e) is signing this Agreement voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

[signature page to follow]

[signature page to Separation and Release Agreement]

BIOZONE PHARMACEUTICALS, INC.

By: ______________________
Name: Elliot Maza
Title: Chief Executive Officer

NIAN WU

____
Nian Wu

AGREED AND ACKNOWLEDGED:

OPKO HEALTH, INC.

By: [signature]
Name: Steven D. Rubin
Title: EVP- Administration

EXHIBIT A

INVENTION ACKNOWLEDGMENT AND ASSIGNMENT AGREEMENT

This Intellectual Property Assignment Agreement ("Agreement") is made as of the 21st day of June 2011, and is entered into by and between BioZone Pharmaceuticals, Inc., a company incorporated in the State of Nevada (the "Company") having an address 4400 Biscayne Boulevard, Miami, Florida and Nian Wu, PhD having an address at 103 Sassafras Court, North Brunswick, NJ ("Assignor").

WHEREAS, Assignor and Brian Keller have been collaborating on technology development since 2003 based on an informal verbal agreement that each would share in the benefits of ownership of any resulting intellectual property rights (the "Collaboration") and Assignor acknowledges the informal terms of the Collaboration;

WHEREAS, the Collaboration has resulted in the intellectual property rights described in Appendix A (the "IP Rights");

WHEREAS, Brian Keller, Daniel Fisher and Christian Oertle each have transferred a portion of their respective ownership interests in Biozone Laboratories, Inc., EquaChem LLC, Equalan Pharma LLC and BetaZone Laboratories LLC (the "Biozone Lab Group") to Assignor pursuant to the informal terms of the Collaboration;

WHEREAS, Brian Keller, Daniel Fisher and Christian Oertle each have transferred their ownership interests in Biozone Laboratories, Inc., EquaChem LLC, Equalan Pharma LLC and BetaZone Laboratories LLC (the "Biozone Lab Group") to the Company pursuant to Stock Purchase Agreements and Membership Interest Purchase Agreements, each dated as of the date hereof (the "Purchase Agreements") in exchange for a total of 14,350,000 shares of common stock of the Company;

WHEREAS, Assignor is transferring his ownership interests in the BioZone Lab Group to the Company pursuant to Purchase Agreements, each dated as of the date hereof, in exchange for 6,650,000 shares of common stock of the Company;

WHEREAS, Brian Keller has agreed to assign his ownership interest in the IP Rights to the Company and has requested that Assignor assign his ownership in the IP Rights to the Company; and

WHEREAS, the Company has requested that Assignor assign his ownership in the IP Rights to the Company pursuant to the terms of this Agreement;

NOW THEREFORE, Assignor hereby agrees as follows:

1. Appendix A lists all patent applications and proposed patent applications that show Assignor as inventor or co-inventor of the subject Invention and relate to the Company's business, including the business of the Biozone Lab Group. Assignor hereby agrees to assign to the Company such patent applications and proposed patent applications and to execute all documents necessary to assign and transfer to the Company, or its nominees,

successors, or assigns, free of encumbrances, all rights, title, and interest in and to any and all such IP Rights.

2. Assignor agrees to assign to the Company all future improvements to the patent applications and proposed patent applications listed on Appendix A as well as all related international applications.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date shown above.

BIOZONE PHARMACEUTICALS, INC.

By:____________________________
Name: Roberto Prego-Novo

BIOZONE LABORATORIES, INC.

By:____________________________
Name: Brian Keller,

CONSULTANT

By: ____________________________
Name: Nian Wu, Ph.D

2

Appendix A
Patent Applications and Proposed Patent Applications

(1) X-conazoles plus Qusomes	
EQUA-001 (regular application) "Enhanced Delivery of Antifungal Agents"	12/006,820 Filed Jan. 4, 2008
EQUA-001 PCT "Enhanced Delivery of Antifungal Agents"	PCT/US2009/000003 Filed Jan 2, 2009
EQUA-001 JP	Filed through PNLG
EQUA-001 EP KEMP (N.) 11618 JHS/eg)	09701100.5 effective date: Jan 2, 2009
EQUA-003 (P) "Enhanced Delivery of Antifungal Agents"	61/128,011 Filed May 16, 2008
EQUA-012 (R)	12/454,387 filed May 15, 2009
(2) Linkers	
EQUA-002P "PEG-lipid conjugates for liposomes and drug delivery"	61/131,674 Filed June 11, 2008
EQUA-004P "PEG-lipid conjugates for liposomes and drug delivery"	61/135,515 Filed July 21, 2008
EQUA-015R "PEG-lipid conjugates for liposomes and drug delivery"	12/456,046 filed June 10, 2009
no PCT filed	
(3) New Chemical Entities (equaconazoles)	
EQUA-005P "Novel Triazole Antifungal Agents"	61/191,339 Filed Sept 8, 2008
EQUA-006 (P) "Novel Triazole Antifungal Agents"	61/199,821 Filed Nov. 20, 2008
EQUA-007R "Triazole Antifungal Agents"	12/584,486 filed Sept 5, 2009
EQUA-007 PCT	PCT/US2009/005012

3

"Triazole Antifungal Agents"	filed Sept. 5, 2009
EQUA-007 CA	
EQUA-007 CN (China)	
EQUA-007 EP	EP 09811850.8 Kemp ref: N.113302 JHS/sw
EQUA-007 IN	
EQUA-007 JP	
EQUA-007 MX	
(4) Solubility Enhancers (non-QuSomes)	
EQUA-008 "PEG-lipid conjugates for increasing the solubility of drug compounds"	Filed Jan 23, 2009 61/205,840
EQUA-020R "PEG-lipid conjugates for increasing the solubility of drug compounds"	12/657,611 filed Jan 22, 2010
EQUA-020 PCT "PEG-lipid conjugates for increasing the solubility of drug compounds"	PCT/US2010/000165 filed Jan 22, 2010
(5) Drug-lipid conjugates (amide-linked drugs)	
EQUA-009	61/210,380 Filed Mar 18, 2009
EQUA-010P	61/217,404 filed May 29, 2009
EQUA-021R	12/661,465 filed Mar 17, 2010
EQUA-021 PCT	PCT/US2010/000795 filed Mar 17, 2010
(6) Polymer-lipid protein conjugates	
EQUA-011	61/212,825 Filed April 16, 2009
EQUA-023R	12/799,006 filed April 15, 2010
EQUA-023 PCT	PCT/US2010/001115 filed April 15, 2010

4

(7) Pure PEG-Lipid Conjugates	
EQUA-013	61/217,627 Filed June 2, 2009
EQUA-017P	61/284,065 filed December 12, 2009
EQUA-024R	12/802,197 filed June 1, 2010
EQUA-024 PCT	PCT/US2010/001590 filed June 1, 2010
(8) Steroid-Drug Conjugates	Not filed
(9) Cyclosporin formulation	
EQUA-016P	61/273,656 Filed August 5, 2009
EQUA-025R	12/802,200 filed June 1, 2010
EQUA-025 PCT	PCT/US2010/001589 filed June 1, 2010
(10) Rapamycin	
EQUA-018P	61/276,953 Filed Sept 19, 2009
EQUA-027R "Method of treatment with Rapamycin"	12/924,038 Filed Sept 18, 2010
EQUA-027 PCT "Pharmaceutical compositions of Rapamycin"	PCT/US2010/002547 Filed Sept 18, 2010
(11) Pure PEG-AA-lipid conjugates	
EQUA-022P "Amino Acid Linked PEG-Lipid Conjugates"	61/343,396 filed April 28, 2010
EQUA-026R	Filed April 28, 2011
EQUA-026 PCT	PCT/US2011/000745 Filed April 28, 2011

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EXHIBIT B

LICENSE AGREEMENT

This License Agreement is entered into between Dr. Nian Wu ("Dr. Wu") and BioZone Pharmaceuticals, Inc., a Nevada corporation with a principle place of business at 4400 Biscayne Blvd., Suite 850, Miami, FL ("BioZone") and is effective as of the last date signed below.

Whereas Dr. Wu has invented drug delivery compounds and technologies described in United States provision patent application 61/440,488 entitled "Polymer-Carbohydrate-Lipid Conjugates" and filed on February 8, 2011; and in United States non provisional patent application (application number is not available at the present time) entitled "Polymer-Carbohydrate-Lipid Conjugates" and filed on January 20, 2012 ("Sugar Lipid Technology");

Whereas Dr. Wu has a close relationship with BioZone, including a substantial ownership position; and

Whereas BioZone desires to have access to the Sugar Lipid Technology for a potential commercial formulation of Propofol;

Whereas BioZone intends to enter into a sublicense agreement with OPKO Health Inc. whereby BioZone will grant certain rights in a commercial formulation of Propofol utilizing the Sugar Lipid Technology;

Therefore the parties agree as follows:

1. Dr. Wu grants BioZone an exclusive royalty-free non-transferable license, including the right to sublicense, to the Sugar Lipid Technology, including licenses under the US patent applications described above and all claiming aspects of this Sugar Lipid Technology in the field of Propofol formulations.

2. The parties shall share costs on patent prosecutions and cooperate and enforcement matters according to the commercial interests of the parties.

3. BioZone shall provide sufficient funding to support the development of a potential commercial formulation of Propofol using the Sugar Lipid Technology.

4. BioZone shall ensure that the license agreement with OPKO Health Inc. provides for a 50/50 profits sharing arrangement.

Signature page follows

EXHIBIT C
Equipment to be shipped back BioZone, Pittsburg, California

QUANTITY	DESCRIPTION	UNIT PRICE	PURCHASED PRICE
1	Sievers TOC Analyzer	$ 10,301.00	$ 10,301.00
1	Waters HPLC 2695 with UV detector	$ 10,000.00	$ 10,000.00
1	Perkin Elmer Polarimeter	$ 6,500.00	$ 6,500.00
1	PSS Nicomp 380 Particle Sizer	$ 6,000.00	$ 6,000.00
1	Dousenser Checkmate 9900	$ 1,250.00	$ 1,250.00
1	Parker/Balston gas generator	$ 1,950.00	$ 1,950.00
1	Agilent GC	$ 450.00	$ 450.00
1	20L Ultrafiltration skid	$ 4,200.00	$ 4,200.00
1	Avestin extruder system	$ 7,500.00	$ 7,500.00
1	Troemner calibration weights – up to 100g	$ 100.00	$ 100.00
1	50L tank	$ 900.00	$ 900.00
1	30L tank	$ 600.00	$ 600.00
1	TE Phoenis II circulating water bath	$ 400.00	$ 400.00
1	Bioflow hood	$ 600.00	$ 600.00
1	Platform belly dancer shaker	$ 341.00	$ 341.00
1	Neslab RTE17 circulating water bath	$ 1,300.00	$ 1,300.00
8	HDPE tanks	$ 75.00	$ 600.00
1	Stainless steel table	$ 50.00	$ 50.00
1	Ohaus Balance	$ 200.00	$ 200.00
1	Digital Microscope	$ 550.00	$ 550.00

Schedule 1

Date	Description	Amount
4/30/2012	Office expense	1,243.66
5/31/2012	Office expense	615.74
6/30/2012	Office expense	4,084.01
3/31/2012	Purchase chemical for Lab	7,942.71
4/30/2012	Purchase chemical for Lab	2,187.49
5/31/2012	Purchase chemical for Lab	1,469.45
5/31/2012	May 2012 consulting fee	5,000.00
6/30/2012	Purchase chemical for Lab	2,084.39
6/30/2012	Apr. 2012 petty cash	114.08
6/30/2012	June 2012 consulting fee	10,000.00
7/31/2012	Office expense	790.62
7/31/2012	Purchase chemical for Lab	715.23
7/31/2012	July 2012 consulting fee	10,000.00
	Subtotal	$ 46,247.38
	Less Adjustments:	
	Agreed value of Lab equpiment retained by Nian Wu	$ (46,247.38)
	Balance due	0.00